Exhibit 99.2

Verso Employees Presented With Voluntary Stock and Option Incentive Plan

Senior Management Commits to Program

ATLANTA, GA – (October 12, 2007) – Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today that its board of directors has approved a program to give its salaried employees the option to receive a portion of their 2007 and 2008 salary in the form of restricted common stock and non-qualified options. The program is a formulae award program under the company’s 1999 Stock Incentive Program, as amended, and will be administered pursuant to such plan.  The company’s top three senior managers have committed to participate in the program.

“This program will give our employees the ability to participate financially in the performance of our company stock while further aligning their interest with the company’s financial goals and will give them the opportunity to share in the potential rewards that can come from successfully achieving those goals,” stated Steven A. Odom, chairman and chief executive officer of Verso.

For every dollar in salary that an employee chooses to forego in the program, the employee will receive a dollar’s worth of shares of restricted common stock with each share being valued at fair market value, and an equivalent number of non-qualified options with an exercise price equal to the fair market value of the company’s common stock on the date of grant. The shares of restricted common stock will vest ratably during the program’s participation period (October 16, 2007 through March 31, 2008) and the non-qualified options will vest subject to a vesting schedule which is based on achievement of certain performance benchmarks relating to adjusted EBITDA, revenue and successful inventory reduction. As an example, options will partially vest if the company achieves EBITDA after an adjustment for one-time charges and stock-based compensation of $0 or better in the fourth quarter of 2007.

About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe," "expect," "anticipate," "intend," "will," and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q filed subsequent thereto. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com

Media and Marketing Contact
Robin Hanscom
Marketing Communications Manager
Verso Technologies Inc.
678-589-3576
Robin.hanscom@verso.com